Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (together with any Exhibits hereto, this “Agreement”) is made and entered into effective this 6th day of June, 2016, between Cogentix Medical, Inc., a Minnesota corporation (the “Company”) and Brett Reynolds (“Employee”) (each a “Party” and together the “Parties.”).

WHEREAS, the Company is a global medical company that provides proprietary, innovative technologies to specialty markets including urology, gynecology, bariatric medicine, critical care, gastroenterology, otolaryngology, and pulmonology.

WHEREAS, the Company and the Employee desire to set forth in this Agreement the terms under which Employee will serve as Chief Financial Officer of the Company.

NOW, THEREFORE, the Parties agree as follows.

1.             EMPLOYMENT. The Company hereby employs Employee as the Senior Vice President and Chief Financial Officer of the Company and Employee accepts such employment. Employee agrees to serve the Company with undivided loyalty, to the best of his ability promote the interests and business of the Company, and devote his full business time, energy and skill to such employment.

2.             DUTIES AND POWERS.

(a)            Employee shall report to the President and Chief Executive Officer of the Company.

(b)           Employee shall perform such duties as a Chief Financial Officer would customarily perform and such other duties as may be assigned to him from time to time by the President and Chief Executive Officer.

3.             TERM. The term of this Agreement shall commence on June 13, 2016 (the “Start Date”) and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 11 herein.

4.             BASE SALARY. The Company shall pay to Employee a Base Salary of Two Hundred Sixty Thousand Dollars ($260,000) per year, which shall be paid in installments at least twice per month in accordance with the Company’s normal payroll practices as are in effect from time to time. Such amount shall be reviewed on an annual basis and may be adjusted pursuant to the mutual agreement of the Company and Employee.

5.             BONUS. During the Term, beginning with the fiscal year ending December 31, 2016, Employee shall be entitled to participate in the annual cash incentive program established by the Board of Directors, and such bonus program shall include provisions allowing Employee to achieve a bonus equal to 40% of the base salary paid to Employee for such fiscal year if performance is achieved at the target performance established for such plan, prorated for days of service in Calendar Year 2016 to include days of service from previous employment dates The Bonus, if any, will be paid no later than seventy-five (75) days following the last day of the fiscal year in which such incentive compensation is earned. Employee must be employed on the date the Bonus is paid to be eligible for the Bonus, except as otherwise provided in Section II of this Agreement.

6.             OPTIONS AND RESTRICTED STOCK. Effective upon the Start Date, Employee shall be granted (a) an option to purchase 150,000 shares of the Company’s common stock (the “Option”) and (b) 70,000 shares of restricted stock (the “Restricted Stock”). The Option shall have an exercise price equal to the last sale price of such Common Stock as quoted on the Nasdaq on the Start Date, shall have a term of seven years, shall not be exercisable on the date of grant, but shall become exercisable with respect to a cumulative 50,000 shares on the first, second and third anniversaries of the Start Date (provided that the Employee remains an employee of the Company on such dates), and shall have other provisions, including provisions relating to the acceleration of vesting in the event of a Change of Control, as are contained in the Company’s 2006 Amended Stock and Incentive Plan and form stock option agreement. The Restricted Stock shall be subject to a risk of forfeiture back to the Company in the event the Employee’s employment with the Company is terminated, for any reason, which risk of forfeiture shall lapse (the Restricted Stock shall vest) with respect to a cumulative one-third of the shares on the first, second and third anniversary of the Start Date, but shall also lapse in the event of a Change of Control, as set forth in the Company’s 2015 Omnibus Incentive Plan award agreement.

7.             LONG TERM INCENTIVE PLAN. During the term of Employee’s employment with the Company, the Company shall provide to Employee the right to participate in the Company’s Long Term Incentive Plan, as may be amended from time to time, per the terms set forth in Exhibit A to this Agreement.

8.             FRINGE BENEFITS. During the term of Employee’s employment with the Company, the Company shall provide to Employee the right to participate in all fringe benefits and perquisites are made available to employees or executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company, and four weeks per year paid vacation. Vacation will be administered in accordance with Company policy. Fringe benefits may be modified or discontinued at the sole discretion of the Company.

9.             REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of him duties in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

10.          CONFIDENTIALITY AGREEMENT. Employee confirms that he executed that certain Team Member Confidentiality, Inventions, Non-Compete and Non-Solicitation Agreement dated as of the same date as this Agreement (the “Confidentiality Agreement”), and that such Confidentiality Agreement is, and shall remain effective during and, to the extent specified therein, beyond the Term of this Agreement.

11.          TERMINATION. Employee’s employment with the Company may be terminated by the Company or Employee, with or without Cause, upon thirty (30) days’ written notice to the other Party. Such employment may also be terminated immediately by the Company by written notice to Employee for the following events which would constitute “Cause”: (a) Employee’s commission of a felony or any other crime that in the Company’s judgment has an adverse effect on the Company, its standing or reputation; (b) Employee’s theft or embezzlement of the intellectual or physical property of the Company or any of its customers, clients, agents or employees; (c) Employee’s fraudulent or dishonest act with respect to any business of the Company; or (d) Employee’s breach of his fiduciary duty to the Company or of any agreement made between Employee and the Company, including, without limitation, the Confidentiality Agreement. In no event shall termination for Cause be based solely on Employee’s employment performance.

12.          SEVERANCE PAYMENT.

(a)            Subject to the provisions of this Section 12, if Employee’s employment under this Agreement is terminated:

(i)	by the Company or its successors or assigns without Cause at any time other than during the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times his monthly base salary and an amount equal to the Employee’s targeted bonus; or

(ii)	by the Company or its successors or assigns without Cause, or by the Employee for Good Reason, within the two years following a Change of Control, the Company, or such successors or assigns, shall pay to Employee an amount equal to twelve times Employee’s monthly base salary and an amount equal to Employee’s targeted bonus.

(b)           For purposes of this Section 12:

(i)	“Change in Control” shall have the meaning set forth in Section 12(i) of the Company’s 2015 Omnibus Incentive Plan award agreement.

(ii)	“Good Reason” shall mean:

(A)	the Company’s imposition of material and adverse changes, without the Employee’s consent, in the Employee’s principal duties, responsibilities, status, reporting relationship, title or authority, or the Company’s assignment of duties inconsistent with the Employee’s position;

(B)	a material reduction in the Employee’s annual base salary or target annual incentive compensation opportunity;

(C)	the Company moving its principal executive offices (Minnetonka, MN) more than 50 miles from its current location without the Employee’s consent; or

(D)	the Company’s material breach of this Agreement; and

 in the case of each of (iii)(A)— (D), such condition remains uncured by the Company after receipt of thirty (30) days prior written notice of the existence of such condition.

(c)            The Company shall have no obligation to make any payment under this Section 12 if the Employee is in material breach of this Agreement or the Confidentiality Agreement.

(d)           Payment of severance compensation shall be subject to and contingent upon the Executive’s execution of a full and final Release of Claims in a form satisfactory to the Company. Such payments will not commence until after the expiration of all applicable revocation periods set forth in the Release.

(e)            The Company has also agreed to reimburse Employee for an amount equal to twelve (12) full month(s) of COBRA premiums to continue Employee’s coverage, should Employee be eligible for and elect COBRA coverage. It is solely Employee’s responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If Employee does not timely enroll in and pay for COBRA, Employee will not be eligible to receive COBRA reimbursement. Employee can submit a request for reimbursement to the Company after each premium payment is made. The Company will reimburse Employee within 20 days of receipt of Employee’s request.

13.          SECTION 409A COMPLIANCE. The payments under this Agreement are intended to be exempt from the requirements of sections 409A(a)(2), (3), and (4) of the Code as (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), and (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4); provided, however, if any payment is or becomes subject to the requirements of Code section 409A, the Agreement as it relates to such payment is intended to comply with the requirements of section 409A of the Code. For all purposes under section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. Notwithstanding anything in the Agreement to the contrary, if, at the time of Employee’s termination of employment, Employee is a “specified employee” (within the meaning of section 409A of the Code), then to the extent any payment under this Agreement is determined by the Company to be deferred compensation subject to the requirements of section 409A of the Code, payment of such deferred compensation shall be suspended and not made until the first day of the month next following the end of the 6-month period following Employee’s termination, or, if earlier, upon Employee’s death.

14.          EXCISE TAX. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

15.          SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

16.          ATTORNEYS’ FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

17.          WAIVER OF BREACH. Any waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

18.           AMENDMENT. This Agreement may be amended only in writing, manually signed by both Parties.

19.           ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with regard to all matters contained herein. Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, if any, relating to the employment of Employee by the Company.

20.           BINDING EFFECT. This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the Parties hereto; provided, however, Employee may not assign this Agreement.

21.           NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the Parties hereto any rights or benefits under or by reason of this Agreement.

22.           NOTICES. Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery, or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Party at the Party’s last known address of record. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

23.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

24.          GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles of any jurisdiction. In the event of any controversy, claim or dispute between the Parties arising out of or relating to this Agreement, such controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota. .

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above:

COGENTIX MEDICAL INC.		EMPLOYEE

By:	/s/ Darin Hammers	By:	/s/ Brett Reynolds
Darin Hammers, President and CEO		Brett Reynolds